Exhibit 99.1
August 3, 2021

Prudential Financial, Inc. Announces
Second Quarter 2021 Results

•Net income attributable to Prudential Financial, Inc. of $2.158 billion or $5.40 per Common share versus net loss of $2.409 billion or $6.12 per share for the year-ago quarter. The current quarter included a net after-tax benefit from our annual assumption update and other refinements of $180 million or $0.46 per Common share versus a charge of $84 million or $0.21 per share in the year-ago quarter.
•After-tax adjusted operating income of $1.514 billion or $3.79 per Common share versus $740 million or $1.85 per share for the year-ago quarter. The current quarter included a net after-tax charge from our annual assumption update and other refinements of $27 million or $0.07 per Common share versus $266 million or $0.66 per share in the year-ago quarter.
•Book value per Common share of $160.31 versus $165.53 per share for the year-ago; adjusted book value per Common share of $104.39 versus $92.07 per share for the year-ago.
•Parent company highly liquid assets of $4.9 billion versus $4.5 billion for the year-ago.
•Assets under management of $1.730 trillion versus $1.605 trillion for the year-ago.
•Capital returned to shareholders of $1.335 billion in the quarter, including $875 million of share repurchases and dividends of $1.15 per Common share, representing a 4% yield on adjusted book value, versus $441 million in the year-ago quarter.
•As previously announced, the Company’s Board of Directors has authorized the repurchase of an additional $0.5 billion of its outstanding Common Stock, increasing the authorization to up to $2.5 billion from January 1, 2021 through December 31, 2021.

Charles Lowrey, Chairman and CEO, commented on results:

“We delivered strong financial results for the second quarter, supported by robust investment performance, further progress in achieving our cost savings target, and executing on the re-positioning of the company by taking additional steps to make our products and businesses less market sensitive.

I’m pleased with our continued progress towards becoming a higher growth and more nimble company, in part by advancing our divestiture activity while maintaining a disciplined approach to capital deployment.

Backed by momentum across our businesses and our rock solid balance sheet, we now expect to return a total of $11.0 billion to shareholders through 2023, up from the $10.5 billion announced in May 2021.

Looking forward, we remain confident in our ability to execute against the company’s strategy to fulfill our purpose of making lives better by solving the financial challenges of our changing world.”

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported second quarter results. Net income attributable to Prudential Financial, Inc. was $2.158 billion ($5.40 per Common share) for the second quarter of 2021, compared to net loss of $2.409 billion ($6.12 per Common share) for the second quarter of 2020. After-tax
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Prudential Financial, Inc. Second Quarter 2021 Earnings Release	Page 2
adjusted operating income was $1.514 billion ($3.79 per Common share) for the second quarter of 2021, compared to $740 million ($1.85 per Common share) for the second quarter of 2020.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $315 million for the second quarter of 2021, compared to $324 million in the year-ago quarter. This reflects higher asset management fees, driven by an increase in average account values, that were more than offset by lower Other Related Revenue, driven by a decrease in seed and co-investment income, and higher expenses.
PGIM assets under management of $1.511 trillion, a record high, were up 8% from the year-ago quarter, primarily reflecting market appreciation, positive third-party net flows, and strong investment performance. Third-party net inflows of $5.3 billion in the current quarter reflect institutional inflows of $5.6 billion, partially offset by $0.3 billion of retail outflows.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $1.088 billion for the second quarter of 2021, compared to $455 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual assumption update and other refinements of $214 million. Excluding this item, current quarter results primarily reflect higher net investment spread results, driven by higher variable investment income, and higher net fee income, driven primarily by equity market appreciation, partially offset by less favorable underwriting results.
Retirement:
•Reported adjusted operating income of $491 million in the current quarter, compared to $281 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual assumption update and other refinements of $4 million. Excluding this item, current quarter results primarily reflect higher net investment spread results, driven by higher variable investment income, and higher fee income, partially offset by lower reserve gains, driven by a decline in COVID-19 mortality.

•Account values of $586 billion, a record high, were up 18% from the year-ago quarter, driven by market appreciation and business growth. Net outflows in the current quarter totaled $5.7 billion with $5.1 billion from Institutional Investment Products and $0.6 billion from Full Service.

Group Insurance:
•Reported adjusted operating income of $17 million in the current quarter, compared to adjusted operating income of $5 million in the year-ago quarter. This increase includes an unfavorable comparative impact from our annual assumption update and other refinements of $10 million. Excluding this item, current quarter results primarily reflect higher net investment spread results, driven by higher variable investment income, and favorable group life underwriting results due to lower COVID-19 claims, partially offset by less favorable group disability underwriting results and higher expenses.

•Reported earned premiums, policy charges, and fees of $1.4 billion were up 2% from the year-ago quarter.

Individual Annuities:
•Reported adjusted operating income of $472 million in the current quarter, compared to $249 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual assumption update and other refinements of $121 million. Excluding this item, current quarter results primarily reflect higher fee income, net of distribution expenses and other associated costs, and lower expenses.

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Prudential Financial, Inc. Second Quarter 2021 Earnings Release	Page 3
•Account values of $182 billion, a record high, were up 15% from the year-ago quarter, reflecting market appreciation, partially offset by net outflows. Gross sales of $1.7 billion in the current quarter reflect the continuing success of our FlexGuard Indexed Variable Annuity.

Individual Life:
•Reported adjusted operating income of $146 million in the current quarter, compared to a loss of $64 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual assumption update and other refinements of $99 million. Excluding this item, current quarter results primarily reflect higher net investment spread results, driven by higher variable investment income.

•Sales of $180 million in the current quarter were down 2% from the year-ago quarter, as lower Universal Life and Term sales were mostly offset by higher Variable Life sales, reflecting our product repricing and pivot strategy.

Assurance IQ reported a loss, on an adjusted operating income basis, of $38 million in the current quarter, compared to a loss of $16 million in the year-ago quarter. This reflects a 92% increase in revenues that were more than offset by increased expenses to support business growth.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $803 million for the second quarter of 2021, compared to $691 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual assumption update and other refinements of $80 million. Excluding this item, current quarter results primarily reflect higher net investment spread results, business growth, and lower expenses, partially offset by lower earnings from joint venture investments and less favorable underwriting results.
Life Planner:
•Reported adjusted operating income of $407 million in the current quarter, compared to $302 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual assumption update and other refinements of $44 million. Excluding this item, current quarter results primarily reflect higher net investment spread results and business growth, partially offset by less favorable underwriting results, including elevated COVID-19 claims.

•Constant dollar basis sales of $244 million in the current quarter increased 49% from the year-ago quarter, primarily driven by less severe sales restrictions from COVID-19.

Gibraltar Life & Other:
•Reported adjusted operating income of $396 million in the current quarter, compared to $389 million in the year-ago quarter. This increase includes a net favorable comparative impact from our annual assumption update and other refinements of $36 million. Excluding this item, current quarter results primarily reflect lower earnings from joint venture investments and lower net investment spread results, partially offset by lower expenses.

•Constant dollar basis sales of $263 million in the current quarter increased 33% from the year-ago quarter, primarily driven by less severe sales restrictions from COVID-19 and higher U.S. dollar-denominated fixed annuity sales in the Life Consultant channel.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $300 million for the second quarter of 2021, compared to a loss of $541 million in the year-ago quarter. This lower loss includes a net favorable comparative impact from our annual assumption update and other refinements of $5 million. Excluding this item, current quarter results primarily reflect lower expenses, higher income from pension and other employee benefit plans, higher investment income, and lower interest expense.
NET INCOME
Net income in the current quarter included $364 million of pre-tax net realized investment gains and related charges and adjustments, including $67 million of net impairment and credit-related gains, $286 million of pre-tax
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Prudential Financial, Inc. Second Quarter 2021 Earnings Release	Page 4
net gains from divested and run-off businesses, and $225 million of pre-tax gains related to market experience updates.
Net loss for the year-ago quarter included $2.7 billion of pre-tax net realized investment losses and related charges and adjustments, largely driven by the non-cash effect of non-performance risk related to products that contain embedded derivatives, due to tightening credit spreads, as well as $139 million of impairment-related losses, and $546 million of pre-tax net losses from divested and run-off businesses.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES(1)
Certain of the statements included in this release, including those regarding our plans to return capital to shareholders, share repurchases, priorities, and other business strategies constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding our plans to return capital to shareholders, share repurchases, priorities, and other business strategies are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors, including the impact of the COVID-19 pandemic. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.
We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Wednesday, August 4, 2021, at 11:00 a.m. ET to discuss with the investment community the Company’s second quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 336-4437 (domestic) or (234) 720-6985 (international) and using access code 2805600. All others may join the conference call in listen-only mode by dialing one of the above numbers. A replay will remain on the Investor Relations website through August 18. To access a replay via phone starting at 4:00 p.m. ET on August 4 through August 18 dial (866) 207-1041 (domestic) or (402) 970-0847 (international) and use replay code 9598364.

(1)Description of Non-GAAP Measures:
Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related
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Prudential Financial, Inc. Second Quarter 2021 Earnings Release	Page 5
charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.
Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, are excluded from adjusted operating income, which we believe enhances the understanding of underlying performance trends.
Adjusted operating income excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. Adjusted operating income also excludes other items, such as certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.
Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with more than $1.5 trillion in assets under management as of June 30, 2021, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Adjusted operating income (loss) before income taxes (1):
PGIM	$315	$324	$966	$488
U.S. Businesses	1,088	455	1,940	1,074
International Businesses	803	691	1,674	1,387
Corporate and Other	(300)	(541)	(586)	(883)
Total adjusted operating income before income taxes	$1,906	$929	$3,994	$2,066
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$364	$(2,749)	$1,389	$(3,252)
Market experience updates	225	56	529	(882)
Divested and Run-off Businesses:
Closed Block division	31	(22)	65	(23)
Other Divested and Run-off Businesses	255	(524)	285	(593)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	5	(54)	(49)	(63)
Other adjustments (2)	(13)	32	(26)	77
Total reconciling items, before income taxes	867	(3,261)	2,193	(4,736)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$2,773	$(2,332)	$6,187	$(2,670)
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$2,158	$(2,409)	$4,986	$(2,680)
Income attributable to noncontrolling interests	25	4	1	5
Net income (loss)	2,183	(2,405)	4,987	(2,675)
Less: Earnings attributable to noncontrolling interests	25	4	1	5
Income (loss) attributable to Prudential Financial, Inc.	2,158	(2,409)	4,986	(2,680)
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(6)	38	44	47
Income (loss) (after-tax) before equity in earnings of operating joint ventures	2,164	(2,447)	4,942	(2,727)
Less: Total reconciling items, before income taxes	867	(3,261)	2,193	(4,736)
Less: Income taxes, not applicable to adjusted operating income	217	(74)	430	(372)
Total reconciling items, after income taxes	650	(3,187)	1,763	(4,364)
After-tax adjusted operating income (1)	1,514	740	3,179	1,637
Income taxes, applicable to adjusted operating income	392	189	815	429
Adjusted operating income before income taxes (1)	$1,906	$929	$3,994	$2,066

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Earnings per share of Common Stock (diluted):
Net income (loss) attributable to Prudential Financial, Inc.	$5.40	$(6.12)	$12.39	$(6.80)
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.92	(6.94)	3.50	(8.17)
Market experience updates	0.57	0.14	1.33	(2.22)
Divested and Run-off Businesses:
Closed Block division	0.08	(0.06)	0.16	(0.06)
Other Divested and Run-off Businesses	0.65	(1.32)	0.72	(1.49)
Difference in earnings allocated to participating unvested share-based payment awards	(0.03)	0.01	(0.07)	0.01
Other adjustments (2)	(0.03)	0.08	(0.07)	0.19
Total reconciling items, before income taxes	2.16	(8.09)	5.57	(11.74)
Less: Income taxes, not applicable to adjusted operating income	0.55	(0.12)	1.08	(0.88)
Total reconciling items, after income taxes	1.61	(7.97)	4.49	(10.86)
After-tax adjusted operating income	$3.79	$1.85	$7.90	$4.06
Weighted average number of outstanding common shares (basic)	391.1	394.6	393.7	395.8
Weighted average number of outstanding common shares (diluted)	394.1	396.1	396.4	397.8
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$2,158	$(2,409)	$4,986	$(2,680)
Less: Earnings allocated to participating unvested share-based payment awards	31	6	75	11
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$2,127	$(2,415)	$4,911	$(2,691)
After-tax adjusted operating income (1)	$1,514	$740	$3,179	$1,637
Less: Earnings allocated to participating unvested share-based payment awards	21	9	48	20
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,493	$731	$3,131	$1,617
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$63,048	$65,897
Less: Accumulated other comprehensive income (AOCI)	23,277	30,837
GAAP book value excluding AOCI	39,771	35,060
Less: Cumulative effect of foreign exchange rate remeasurement and currency
translation adjustments corresponding to realized gains/losses	(1,287)	(1,593)
Adjusted book value	41,058	36,653
End of period number of common shares (diluted)	393.3	398.1
GAAP book value per common share - diluted	160.31	165.53
GAAP book value excluding AOCI per share - diluted	101.12	88.07
Adjusted book value per common share - diluted	104.39	92.07

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$618.6	$571.2
Retail customers	401.2	320.2
General account	491.6	503.1
Total PGIM	$1,511.4	$1,394.5
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$23.0	$15.0	$44.2	$35.6
Net additions (withdrawals), other than money market	$5.6	$(5.7)	$6.7	$(1.5)
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$19.2	$24.6	$48.9	$48.2
Net additions (withdrawals), other than money market	$(0.3)	$9.4	$4.1	$8.1
U.S. Businesses:
Retirement:
Full Service:
Deposits and sales	$7,420	$5,455	$18,353	$14,407
Net additions (withdrawals)	$(586)	$(1,585)	$987	$(1,301)
Total account value at end of period	$341,974	$266,433
Institutional Investment Products:
Gross additions	$661	$4,545	$10,421	$11,438
Net additions (withdrawals)	$(5,083)	$1,018	$(965)	$2,401
Total account value at end of period	$243,843	$231,142
Group Insurance:
Group Insurance Annualized New Business Premiums (3):
Group life	$16	$8	$191	$181
Group disability	35	18	155	126
Total	$51	$26	$346	$307
Individual Annuities:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,693	$1,346	$3,548	$3,273
Sales, net of full surrenders and death benefits	$(990)	$(64)	$(1,627)	$(656)
Total account value at end of period	$182,411	$159,276
Individual Life:
Individual Life Insurance Annualized New Business Premiums (3):
Term life	$34	$40	$65	$80
Guaranteed universal life	18	34	30	63
Other universal life	16	23	31	53
Variable life	112	87	258	175
Total	$180	$184	$384	$371
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (3)(4):
Actual exchange rate basis	$492	$352	$998	$962
Constant exchange rate basis	$507	$362	$1,025	$977

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	June 30
	2021	2020
Assets and Assets Under Management and Administration:
Total assets	$926.5	$915.4
Assets under management (at fair market value):
PGIM	$1,511.4	$1,394.5
U.S. Businesses (5)	197.7	175.4
International Businesses	13.2	12.4
Corporate and Other (5)	7.7	23.0
Total assets under management	1,730.0	1,605.3
Client assets under administration	372.2	285.8
Total assets under management and administration	$2,102.2	$1,891.1

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items. Also includes certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of the associated contingent consideration.

(3)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company's domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 103 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.

(5)	Prior period amounts have been reclassified to conform to current period presentation.